                                 S2 GOLF, INC.                        EXHIBIT 11
                      COMPUTATIONS OF EARNINGS PER SHARE

                                                Year Ended December 31
                                       -----------------------------------------
                                       1996 (B)        1995(A)         1994(B)
                                       -----           ----            ----
Weighted Average Number of Shares
Outstanding Before Adjustments         2,208,311       2,205,647       2,194,009

Weighted Average Number of Common
Stock and Common Stock Equivalents
Outstanding During the Year            2,208,311       2,205,647       2,194,009

Net Income (Loss)
Applicable to Common Stock              $118,884        $(80,468)       $228,501

Net Income (Loss)  Per Common Stock and
Common Stock Equivalent Shares               .05            (.04)            .10

(A) The calculations of fully diluted earnings per share are antidilutive.

(B) The difference between primary earnings per share and fully diluted earnings per share is insignificant; therefore, fully diluted earnings per share is not shown.